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                                                                 Exhibit 10.13

                             MANUFACTURING AGREEMENT


         THIS AGREEMENT, dated as of September 1, 1996, is made and entered into by SeaMED Corporation ("Seller") and Coinstar, Inc., a Delaware corporation ("Buyer").

         Seller and Buyer agree as follows:

SECTION 1.    DEFINITIONS

         Whenever used in this Agreement, the following terms shall have the following specified meanings:

         1.1 "BUYER'S PLANT" means Buyer's plant located in Bellevue, Washington or such other location in the United States as Buyer may specify for delivery of any Product.

         1.2 "CUSTOMER" means any customer of Buyer, any subsequent owner, operator or user of any Product and any other Person that has or acquires an interest in any Product.

         1.3 "ORDER" means Buyer's purchase order for Products.

         1.4 "DOCUMENTATION" means Specifications and/or Inspection Procedures.

         1.5 "INSPECTION PROCEDURES" means detailed inspection procedures for Product quality assurance and to assure compliance with Specifications in the form delivered to Seller.

         1.6 "LOT" means the number of Products to be delivered for acceptance testing at the end of each week pursuant to firm delivery dates under an Order.

         1.7 "PERSON" means any individual, corporation, partnership, trust, association or other entity.

         1.8 "PURCHASED PRODUCT" means Product purchased by Buyer in accordance with the acceptance procedures under Section 4.1.

         1.9 "PRODUCT" means the Coinstar, Inc. Jefferson-1000 Self Service Coin Machine (and any spare parts or components of the same) manufactured or to be manufactured by Seller, as more particularly described in the Specifications.

         1.10 "SELLER'S PLANT" means Seller's plant where it manufactures or will manufacture Products, currently located at 15450 N.E. 95th Street, Redmond, Washington 98052.
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         1.11 "SPECIFICATIONS" means the specifications for each Product in the form delivered to Seller, as may be changed from time to time pursuant to paragraph 2.1.

         1.12 "TERM" means the period commencing with the date of this Agreement and ending on the anniversary of the date of this Agreement. Thereafter, the Agreement shall continue automatically for subsequent one (1) year terms. Either party can terminate this Agreement by giving written notice to the other more than thirty (30) days prior to the end of any one (1) year term.

         1.13 "TOOLING" means Buyer purchased tooling set forth in Exhibit A, as the same may be amended from item to time.

         1.14 "WARRANTY PERIOD" means, with respect to each Purchased Product, the period ending upon the expiration of twelve (12) months after the date of shipment of such Product from Seller's Plant, but no more than fifteen (15) months from date of invoice for such Product.

SECTION 2.    PRODUCT CHANGES; TOOLING

         2.1 CHANGES TO DOCUMENTATION. Seller shall revise the Documentation only in accordance with the change control procedures set forth in Exhibit B. Buyer shall be the owner of all Documentation and all associated patent, copyright, trade secret and other proprietary rights.

         2.2 TOOLING. Seller shall hold the Tooling for use in the manufacture, assembly and testing of the Products. Buyer shall bear the cost of manufacturing, preventative maintenance and normal wear repairing of all Tooling. Buyer shall be the owner of all Tooling (and Seller shall place a permanent marking on all Tooling showing Buyer's ownership and shall execute and deliver any and all documents as Buyer may reasonably request to vest, evidence or give public notice of Buyer's ownership). Seller shall deliver any and all Tooling to Buyer promptly on request and in any event at the end of the Term in good operating condition and state of repair, ordinary wear and tear excepted, together with any and all related specifications, drawings, manuals, documentation and records (e.g., pertaining to the operation, maintenance and repair of the Tooling).

         2.3 BUYER SUPPLIED COMPONENTS. Buyer will supply the coin counting mechanism and sheet feeder to Seller for assembly into the Product. Any parts inventory of such Buyer supplied components shall remain the sole and exclusive property of Buyer.

SECTION 3.    PURCHASE AND SALE OF PRODUCTS

         3.1 PRODUCTION PRODUCTS. Seller shall manufacture, sell and deliver to Buyer such Products as Buyer may order from Seller during the Term.


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         3.2 ORDERS; DELIVERY SCHEDULE.  Each of Buyer's Orders for Products
shall be submitted to Seller substantially in the form of the purchase order attached as Exhibit C or such other form as may be utilized by Buyer for ordering Products under this Agreement. Each Order shall contain a description of the Products ordered, specify the shipping destination (if any at that time), specify the quantity of Products ordered and specify the dates on which each ordered Product is to be made available to Buyer for acceptance testing with respect to the first three month period covered by the Order schedule, along with a forecast of when additional Product will be acceptance tested for the remaining quarters covered by the Order. No less than ninety (90) days prior to any such forecasted quarter, Buyer will supply Seller with a definitive schedule for Product acceptance testing timing and quantities for such quarter. The definitive quantity may vary from the forecasted quantity by plus or minus thirty percent (30%). Time is of the essence in this Agreement. If one or more Lots is not made available for delivery and acceptance testing in accordance with the definitive schedule provided by Buyer ("Short Lot(s)"), and the reason(s) for such delay are within the reasonable control of Seller, and Seller fails to ensure that, within eight (8) weeks from the date of the first Short Lot, the cumulative number of Products in Lots actually made available for acceptance testing and delivery is again equal to the number required through that date under the definitive schedule, Seller shall be in material breach of this Agreement and Buyer may terminate this Agreement and all or part of any outstanding Orders at any time thereafter. Upon such termination, Buyer shall pay Seller an amount equal to Seller's Burdened Costs (as defined in Section
3.5.2 below) for raw materials which are purchased by Seller (or for which Seller has then placed noncancelable purchase orders) specifically for the manufacture of such Products and which are returned to Seller's suppliers, sold or otherwise disposed of as directed by Buyer.

         3.3 PURCHASE PRICE. As full compensation for the Products and the performance of Seller's obligations under this Agreement, Buyer shall pay Seller the price for each Product as established in each Order. Buyer requested changes to (a) the Documentation or (b) to ordering components for subassemblies resulting in a quantity less than the total purchase quantity for such Products under such Order, may cause an increase or decrease in underlying materials costs, and therefore in the price of Products. All increases or decreases in material cost due to such changes will be passed on to Buyer at direct material cost increase or savings (as the case may be) plus ten percent (10%). Seller will provide Buyer detailed baseline cost and actual costs for any such changes to support any price adjustments made hereunder. The parties will work together to ensure that the mechanics and documentation of implementing price changes occur in an efficient manner for both Buyer and Seller.

         3.4 PAYMENT. Seller shall issue its invoice for the price of a Product upon Buyer's approval of the Product pursuant to paragraph 4.1. Buyer shall pay Seller the amount due under each of Seller's invoices within thirty (30) days after Buyer's receipt of the invoice. Seller shall promptly furnish Buyer with such documentation and information as Buyer may reasonably request to verify the amount due under any of Seller's invoices. Payments otherwise due or payable under this Agreement may be withheld by Buyer on account of any Product that does not comply with the warranty set forth in paragraph 7.1 or the failure of Seller to comply with any of its other obligations under this Agreement.



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         3.5 CANCELLATION OF ORDERS.

                  3.5.1 Buyer may not cancel any Order as it applies to Products scheduled for delivery within ninety (90) days after Buyer gives Seller notice of the cancellation.

                  3.5.2 Buyer may cancel any Order as it applies to Products scheduled for delivery more than ninety (90) days after Buyer gives Seller notice of the cancellation; provided that, with respect to canceled Products scheduled for delivery more than ninety (90) but less than three hundred sixty five (365) days after Buyer gives Seller notice of the cancellation, Buyer shall agree to pay Seller an amount equal to Seller's Burdened Costs (as defined below) for raw materials which are purchased by Seller (or for which Seller has then placed noncancelable purchase orders) specifically for the manufacture of such Products and which are returned to Seller's suppliers, sold or otherwise disposed of as directed by Buyer. Seller's "Burdened Costs" shall equal the difference between the amount paid by Seller for such materials plus a handling charge of ten percent (10%) plus any bill back by Seller's suppliers for taking less than amounts ordered with respect to Product Orders and the amount of any refund, credit, allowance or compensation received by or on behalf of Seller for such return, sale or other disposition. Seller shall furnish Buyer such receipts, documents and other information as Buyer may reasonably request to verify Seller's net Burdened Costs under this Agreement.

                  3.5.3 No cancellation shall relieve Buyer or Seller of any of their respective obligations under this Agreement as to any Products not canceled. If Buyer purports to cancel all or any part of any Order for Seller's breach or default and it is determined that Seller was not in breach or default that would permit such cancellation, then such cancellation shall be deemed to have been a cancellation pursuant to this paragraph and the rights and obligations of the parties shall be determined accordingly.

         3.6 SPARE PARTS. Seller will produce and sell and provide Buyer with spare parts for the Products, which are configured and tested to the current Product Specifications pursuant to Orders for such spare parts. Seller shall invoice Buyer for Seller's actual spare part direct material and assembly labor cost plus ten percent (10%) when spare parts are ordered with annual Product Orders. For spare parts orders not made in connection with annual Product Orders, Seller shall invoice Buyer for Seller's actual spare part direct material and assembly labor cost plus seventeen percent (17%). On Orders for spares that provide for future delivery to Buyer, Seller will reasonably accommodate Buyer's requests, as necessary, to delay delivery or utilize some portion of such spares in future Product manufacturing.

SECTION 4.   ACCEPTANCE, DELIVERY AND SHIPMENT

         4.1 ACCEPTANCE. Delivery of Products to Buyer shall be deemed to have occurred upon acceptance of each lot of Products under any Order in accordance with the following acceptance procedure. Seller shall notify Buyer when a particular Product Lot is ready for acceptance testing. Buyer will promptly inspect all or a portion of such Product Lot at Seller's Plant. Buyer may conduct a statistical sampling of each such Lot of Products. If five percent (5%) or more of the lot fails to comply with the warranties set forth in paragraph 7.1, then Seller shall repair the nonconforming Products at Seller's Plant using Seller's labor, tools and materials,


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all at Seller's expense. However, if Seller will not be able to make, or does not make, such required repairs within a reasonable time, Buyer may, at its option, repair the noncomplying Products and charge Seller the reasonable cost of the repair. Even if a Product Lot is accepted, Seller shall remain responsible to correct nonconformities in any Product in such Lot under paragraph 7.2.

         4.2 STORAGE OF COMPLETED PRODUCTS. Accepted Product lots shall be stored in a clean and safe condition by Seller at Seller's Plant or any other mutually acceptable location until Buyer requests shipment of individual Products to Buyer's Plant. Seller shall retain all risk of loss with respect to such stored Products until shipment. Once accepted pursuant to Section 4.1, Buyer shall retain all right, title and interest in and to such Products. Seller shall execute any and all documents reasonably required in order to protect Buyer's ownership interest in all accepted and delivered Products. Seller shall maintain general liability and any other insurance reasonably required to insure against loss or damage of any nature to the Products and Tooling in amounts equal to the full insurable value thereof. At Buyer's request, Seller shall provide a certificate evidencing the above required insurance coverage.

         4.3 SHIPMENT. Upon Buyer's request, Seller shall properly mark and otherwise identify each accepted Product for shipment to Buyer's Plant. Buyer shall arrange and pay for all transportation, handling, transit insurance, duties, governmental inspections and other requirements for delivery of the Products in accordance with this Agreement. Shipments shall be F.O.B. Seller's Plant.

         4.4 PACKAGING. Seller shall properly package the Purchased Products according to Buyer's instructions for protection against damage or deterioration that may result from shipment, handling, storage or other cause.

         4.5 SCHEDULE. Seller shall make the Products available for Buyer's acceptance testing in accordance with the schedule set forth in the applicable Order, as revised and updated as described in Section 3.2. However, Seller shall not be liable for delays in delivery due to causes which are not reasonably foreseeable, which are beyond Seller's control and which cannot be overcome by the exercise of reasonable diligence; provided that Seller gives Buyer prompt written notice of the circumstances giving rise to the delay, the anticipated duration of the delay and the action being taken by Seller to overcome or mitigate the delay. The specified delivery date shall be extended by the period of any such delay.

SECTION 5.  INSPECTION

         5.1 SELLER'S PLANT. Seller's Plant and all Tooling shall be subject to inspection by Buyer at any time during normal business hours upon twenty-four
(24) hours prior notice. Seller shall provide Buyer with safe and sufficient access for such inspection.

         5.2 BY SELLER. Seller shall perform such detailed inspections and tests of each Purchased Product as are necessary to ensure that such Product complies with the requirements of this Agreement. Without limiting the generality of the foregoing, Seller shall:

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                  (a) comply with the Inspection Procedures applicable to each
Purchased Product;

                  (b) inspect and test all materials and components to be incorporated in any Purchased Product on receipt in order to assure material and component quality; and

                  (c) keep and maintain complete and adequate records of all inspections and tests performed on Purchased Products, and make such records available to Buyer for examination, copying and audit.

         5.3 BY BUYER. All Products shall at all times be subject to inspection and testing by Buyer upon 24 hours prior notice to Seller. Seller shall provide Buyer with safe and sufficient access, equipment and facilities for any such inspection or tests prior to delivery. No acceptance of any Products shall be construed to result from any inspection, test or delay or failure to inspect or test by Buyer prior to final inspection and test of such Products by Buyer. Buyer shall be afforded a reasonable opportunity to inspect each Product for damage at its specified destination. No inspection, test, delay or failure to inspect or test, or failure to discover any defect or noncompliance by Buyer shall relieve Seller of any of its obligations under this Agreement or impair Buyer's right to reject defective or noncomplying Products or any other right or remedy afforded to Buyer.

SECTION 6.    COMPLIANCE WITH LAWS AND STANDARDS

         6.1 GENERAL. Seller shall comply (and shall ensure that all Products and Seller's subcontractors and suppliers of every tier comply) with all applicable laws, ordinances, rules, regulations, orders, licenses, permits and other requirements, now or hereafter in effect, of any governmental authority. Seller shall furnish such documents as may be required to effect or evidence such compliance. All laws, ordinances, rules, regulations and orders required to be incorporated in agreements of this character are incorporated in this Agreement by this reference.

         6.2 INDUSTRY STANDARDS. Seller shall produce all Products in accordance with, and shall ensure that each Product complies with, the following requirements as now or hereafter in effect:

                  (a) Federal Communications Commission ("FCC") Class "A" Standard agency approvals; and

                  (b) Underwriters Laboratory ("UL") Standard 751 agency approvals.

Seller shall provide Buyer with such specifications, testimony and other assistance as Buyer may reasonably request in connection with the listing, approval, registration or satisfaction of similar requirements of any trade association or other organization, as the same may apply to the Product.


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SECTION 7.    WARRANTY

         7.1 WARRANTY.  Seller warrants to Buyer that

         (a) each Product shall be free from all defects in materials and workmanship;

         (b) each Product shall be free from all defects in design, except to the extent manufactured to a detailed design furnished by Buyer;

         (c) all materials, parts, components and other items incorporated in any Product shall be new and suitable for its intended purposes;

         (d)  all Products shall strictly comply with the Documentation; and

         (e) each Product shall comply with the requirements of this Agreement and the Order pursuant to which it is purchased by Buyer.

         7.2 CORRECTION OF NONCOMPLIANCE. If at any time during the Warranty Period Buyer notifies Seller of any failure to comply with the warranty set forth in paragraph 7.1, Seller shall promptly correct such noncompliance (e.g., by repair or replacement of the noncomplying Product) and remedy any damage to the Product resulting from such failure. Buyer will pay the costs of transportation to Seller's Plant for warranty service. Seller will pay all other transportation and other costs incidental to such correction and remedying. If Buyer rejects any Products that do not comply with the warranty set forth in paragraph 7.1, Seller shall have a reasonable time to correct the noncompliance. If Seller fails to correct the noncompliance within a reasonable time, Buyer may cancel the Order as it applies to the noncomplying Products only without any cost, obligation or liability to Buyer with respect to such noncomplying Products and without prejudice to any other rights or remedies of Buyer with respect to such noncompliance (e.g., as to damages or cover).

         7.3 SELLER'S FAILURE TO CORRECT NONCOMPLIANCE. If during the Warranty Period Buyer requests Seller to correct any Product that does not comply with the warranty set forth in paragraph 7.1 and Seller thereafter fails to correct the noncompliance or otherwise comply with the requirements of paragraph 7.2, or indicates its inability or unwillingness to comply, then Buyer may perform (or cause performance of) the correction or otherwise achieve compliance by the most expeditious means available to it (by contract or otherwise) and charge to or otherwise recover (for example, by offset against the compensation otherwise payable to Seller under this Agreement) from Seller all reasonable costs thereof that are associated with the direct repair of the Product. Buyer's rights to perform corrections, achieve compliance and recover the costs thereof from Seller shall not be interpreted or construed as obligating Buyer to make any correction or otherwise achieve compliance. Further, Seller's obligations (including warranty) shall not be limited or reduced in any way because of any corrections performed or caused to be performed by Buyer or Buyer's rights to perform the same. However, Seller will have no obligation for damage to a Product where such damage is caused by the efforts of Buyer or Buyer's representative in correcting the noncompliance.

         7.4 RESPONSE TIME. Seller shall use its best efforts to perform such warranty service by a qualified service technician within ten (10) business days from the time that Seller receives the defective Product part, assuming material availability. If the claim is not within Seller's warranty obligations under this paragraph 7, Seller shall immediately notify Buyer and, at Buyer's option, shall either return such Product part to Buyer or shall perform the required service under paragraph 7.5 as directed by Buyer.

         7.5 SERVICE NOT COVERED BY WARRANTY. In the event that any Product requires repair or other service that is not covered by Seller's warranty obligations under this paragraph 7 (e.g., after expiration of the Warranty Period), Seller shall provide such service at a rate as may be agreed upon by the parties. Seller shall use its best efforts to complete such repairs within four (4) business days in the case of a priority repair and within ten (10) business days in the case of a normal repair.



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         7.6 ONGOING ENGINEERING SERVICES. Seller shall provide such technical support services to Buyer as the parties may agree upon during the Term and thereafter until the expiration of the Warranty Period for all Products delivered under this Agreement. Such services may include, without limitation, engineering consulting services to modify, correct or enhance any Product to perform according to its specifications or to its intended function. Seller's engineering hourly rates for the Term are set forth on Exhibit D.


SECTION 8.    ADDITIONAL OBLIGATIONS OF SELLER

         8.1 PROPRIETARY NATURE OF PRODUCTS. The Documentation, Tooling and Products involve valuable patent, copyright, trade secret and other proprietary rights of Buyer. Accordingly, Seller shall not, without Buyer's prior written consent:

                  (a) sell any Product to any Person other than Buyer;

                  (b) manufacture any Product except for sale to Buyer under this Agreement;

                  (c) deliver or disclose any Documentation, Tooling, or any confidential or proprietary information of or relating to Buyer (e.g., whether of a technical, financial, business, trade secret or other nature) to any Person other than Buyer; or

                  (d) use any Documentation or Tooling for any purpose other than the manufacture of Products for sale to Buyer under this Agreement.

         8.2 COMPONENT SPECIFICATIONS. Seller shall provide upon request from Buyer a complete list of all pans and components used in the Product and the manufacturers of such parts and components, specifically noting which parts or components are available only from the manufacturer listed. Seller shall ensure that all Products and pertinent parts and components of all Products are serialized and otherwise identified in accordance with any reasonable requirements specified by Buyer.

         8.3 PRODUCT DEFECT NOTIFICATION. Seller shall immediately notify Buyer by fax or telephone of any material or recurring defect, deficiency or nonconformity discovered with respect to any Product or any similar product manufactured by Seller.

         8.4 MODIFICATION. Seller shall not modify or authorize any modification affecting fit, form or function of any Product, or which would be significant with respect to requirements of any governmental authority, without the prior written consent of Buyer. Seller shall promptly disclose in writing to Buyer all potential modifications (including, but not necessarily limited to, alterations, improvements and enhancements), methods, applications, inventions, ideas and know-how relating to the Product, or any similar product manufactured by Seller, obtained, developed or made by Seller during the Term.

SECTION 9.    MISCELLANEOUS




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         9.1 NOTICES. Any notice, request, authorization, direction or other communication under this Agreement shall be given in writing and be delivered in person or by first-class U.S. mail, properly addressed and stamped with the required postage, to the intended recipient as follows:

         If to Seller:     SeaMED Corporation
                           14500 N.E. 87th Street
                           Redmond, WA 98052
                           Attention:  President

         If to Buyer:      Coinstar, Inc.
                           13231 SE 36th St., Suite 200
                           Bellevue, Washington 98006
                           Attention:  President

Either party may change its address specified above by giving the other party notice of such change in accordance with this paragraph.

         9.2 INDEPENDENT CONTRACTOR. Seller is an independent contractor, not an agent or representative of Buyer. Seller shall not have any right, power or authority to enter into any agreement for or on behalf of, or incur any obligation or liability of or to otherwise bind Buyer. This Agreement shall not be interpreted or construed to create an association, joint venture or partnership between the parties or to impose any partnership obligation or liability upon either party.

         9.3 NONWAIVER. The failure of either party to insist upon or enforce strict performance by the other party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such party's right to assert or rely upon any such provision or right in that or any other instance; rather, the same shall be and remain in full force and effect.

         9.4 SURVIVAL. Paragraphs 6, 7 and 8.1 (and all provisions of this Agreement which may reasonably be interpreted or construed as surviving the completion, expiration, termination or cancellation of this Agreement) shall survive the completion, expiration, termination or cancellation of this Agreement.

         9.5 ENTIRE AGREEMENT. This Agreement and all outstanding purchase orders from Buyer to Seller for Product set forth the entire agreement, and supersede any and all prior agreements, of the parties with respect to the Products. Buyer shall not be bound by, and specifically objects to, any term, condition or other provision which is different from or in addition to the provisions of this Agreement (whether or not it would materially alter this Agreement) and which is proffered by Seller in any quotation, invoice, shipping document, acceptance, confirmation, correspondence or otherwise, unless Buyer specifically agrees to such provision in a written instrument signed by Buyer. The rights, remedies and warranties afforded to Buyer pursuant to any provision of this Agreement are in addition to and do not in any way limit any


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other rights, remedies or warranties afforded to Buyer by any other provisions of this Agreement, by any of Seller's subcontractors or suppliers of any tier or by law.

         9.6 AMENDMENT. No change, amendment or modification of any provision of this Agreement shall be valid unless set forth in a written instrument signed by the party to be bound thereby.

         9.7 SUCCESSORS AND ASSIGNS. Neither party shall assign (voluntarily, by operation of law or otherwise) this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the other party; provided, however, that either party may assign this Agreement or any of its rights, interests or benefits in this Agreement without such consent to any entity which is wholly owned or controlled by, which owns or controls or which is under common control with the assigning party. No assignment with or without such consent shall relieve or release either party of any of its obligations under this Agreement. Subject to the foregoing restriction on assignments, this Agreement shall be fully binding upon, inure to the benefit of and be enforceable by the parties and their respective successors, assigns and legal representatives.

         9.8 APPLICABLE LAW. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Washington, except to the extent such laws may be preempted by the laws of the United States of America. Seller shall not commence or prosecute any suit, proceeding or claim to enforce the provisions of this Agreement, to recover damages for breach of or default under this Agreement, or otherwise arising under or by reason of this Agreement, other than in the courts of the State of Washington or the District Court of the United States, Western Division, State of Washington. Seller irrevocably consents to the jurisdiction of the courts of the State of Washington with venue laid in King County and of the District Court of the United States, Western Division, State of Washington.

         9.9 FORCE MAJEURE. Neither party shall be liable for any failure to perform or delay in performing any of its obligations hereunder when such failure or delay is due to one or more of the following circumstances: any natural catastrophe, fire, war, riot or civil unrest, or any act, regulation, restriction, order or intervention of any governmental authority. Upon the occurrence of such circumstance(s), the affected party shall immediately notify the other party, keep the other party informed of any further developments and use all commercially reasonable efforts to overcome the force majeure event. Immediately after such condition is removed the affected party shall perform such obligation with all due speed.

         IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day and year first above written.


                                 Seller:

                                 SeaMED Corporation


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                                 By                /s/ Donald Rich
                                                   V.P. of Operations

                                 Coinstar, Inc.


                                 By                /s/  [unreadable]
                                                   V.P. Operations